Exhibit 10.26

Tennessee Valley Authority, 400 West Summit Hill Drive, Knoxville, Tennessee 37902-1401

Tom Kilgore
President and Chief Executive Officer

March 6, 2007

Mr. William R. McCollum, Jr.
116 Mary Mack Lane
Fort Mill, South Carolina 29715

Dear Bill:

The TVA Board has authorized me to offer you the position of Chief Operating Officer with the Tennessee Valley Authority in Chattanooga, Tennessee.  This position is responsible for directing and managing the operations of all of TVA’s generating plants and the Commercial Operations and Fuels Group.  As we discussed, future responsibilities will eventually include direction and management of TVA’s Transmission function.  Upon acceptance of this position, TVA will provide you an annual base salary of $700,000, which will be payable in equal installments every two weeks.

Additionally, you will be included as a participant in TVA’s Executive Annual and Long-Term Incentive Plans.  Under the Annual Incentive Plan your annual incentive opportunity will be 70 percent of your annual base salary beginning in this fiscal year (FY 2007).  Under the Long-Term Incentive Plan, your award opportunity will be 70 percent of your annual base salary beginning with the performance cycle (FY 2005-2007) ending in fiscal year 2007.  Actual annual and long-term incentive awards are based on performance measured against performance goals established at the beginning of each performance period.  The incentive awards are generally paid in the first quarter of the fiscal year following the fiscal year in which they are earned.  You will have an opportunity to elect to receive these awards in a lump-sum cash payment or have all or part of the awards credited to your deferred compensation account, to the extent permitted by IRS regulations.

Due to the nature of this position, you will also be included as a participant in TVA’s Supplemental Executive Retirement Plan (SERP) at the Tier 1 level with the following provisions:
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You will be granted an additional 10 years of credited service and the “Prior Employer Offset” will be waived.  The additional years of credited service will be for SERP benefit calculation purposes only and will not count toward the minimum five-year vesting requirement.

Mr. William R. McCollum, Jr.

March 6, 2007

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In the event that you voluntarily terminate your employment with TVA prior to satisfying the minimum five-year vesting requirement, your termination will be deemed an unapproved termination under SERP and no benefits will be provided under the Plan.  In the event of termination for any other reason, other than termination for cause (as defined below), prior to five years of employment, the five-year vesting requirement will be waived as long as the termination is considered acceptable to TVA.

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Except for and subject to the conditions stated above, in the event of termination (other than for cause as defined below), your termination will be considered an approved termination under TVA’s SERP and a benefit equal to that calculated for an “Approved Termination” will be payable upon termination as long as the termination is considered acceptable to TVA.

A general outline of how the SERP calculation works has been furnished to you to use in your consideration of this offer.

For purposes of this offer, termination “for cause” shall be considered to be under circumstances involving (1) conviction of a felony or crime of moral turpitude, or (2) illegal conduct involving dishonesty, fraud, or gross negligence that directly results in significant economic harm to TVA.

In addition, TVA will enter into a Long-Term Deferred Compensation Plan (LTDCP) agreement with you that will provide annual deferred compensation credits to cover a service period of approximately four years and six months.  Under the agreement, an initial credit of $350,000 will be made to an account in your name as soon as practicable following the date of your employment with TVA.  You will be fully vested in this credit at the time it is contributed to your account.  Subsequent credits of $200,000 each will be contributed to your account on October 1, 2007, October 1, 2008, October 1, 2009, and October 1, 2010.  You will become fully vested in the remaining credits if you remain employed by TVA until the expiration of the agreement on September 30, 2011.  All vested credits in your account under this LTDCP agreement will be distributed upon termination of your employment with TVA in five annual installments in accordance with the distribution schedule set out in section 3.A.1.b of TVA’s deferred compensation plan (MISRIP).

TVA will also provide you a biweekly vehicle allowance, totaling approximately $11,700 annually, toward the purchase or lease of a vehicle and operating fees, maintenance, repairs, accidents, and insurance.  This allowance is considered a taxable benefit and will be subject to withholding and any other applicable taxes.

In connection with your move to Tennessee, TVA will pay for the actual and reasonable travel and moving expenses for you and your immediate family.  TVA’s Relocation Services Program is available to assist you in the sale of your present home.  Louise Grishom of our Shared Resources organization will forward information to you regarding this program.

Mr. William R. McCollum, Jr.

March 6, 2007

In addition to the relocation expenses, TVA will provide you a one-time relocation incentive payment in the amount of $75,000, which must be repaid to TVA if (1) you voluntarily terminate employment within one year, unless your separation from TVA is for reasons acceptable to TVA, or (2) if you are terminated for cause (as defined above).

TVA also provides employee benefits which are described in materials that will be sent to you under separate cover.  The TVA Retirement System, of which you will become a member, provides for vesting after five years of full-time service, except that eligibility for death benefits vests immediately.  Your employment will be subject to the usual employment procedures and satisfactory results of a security investigation, which will include a drug screen.  As we have discussed, this position will also require a top secret security clearance.

If you have questions, or if I can be of assistance in any way, please do not hesitate to call me at (865) 632-2366 or John Long at (865) 632-6307.  We look forward to working with you.

Please sign below indicating your acceptance of this offer and confirm your anticipated commencement date.

Sincerely,

/s/ Tom Kilgore
Tom Kilgore

/s/ William R. McCollum, Jr.                                                   March 9, 2007
      William R. McCollum, Jr.                                             Acceptance Date

      May 1, 2007
  Commencement Date